Exhibit 10.2

BAKKT, INC.

EMPLOYMENT AGREEMENT

FOR

MATTHEW WHITE

This is an Employment Agreement (the “Agreement”), dated as of August 11, 2026, by and between Bakkt, Inc., a Delaware corporation (together with its direct and indirect subsidiaries, the “Company”), and (ii) Matthew White (“Executive”), the terms and conditions of which are as follows:

Agreement

1. Term. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, for a term which shall start on August 17, 2026 (the “Effective Date”) and shall continue until this Agreement is terminated as provided herein (the period of effectiveness of this Agreement, the “Term”).

2. Title; Duties and Responsibilities; Powers. Executive’s title shall be Chief Financial Officer of the Company. Executive shall report to, and his duties and responsibilities and powers shall be those commensurate with Executive’s position that are set from time to time by, the Chief Executive Officer of the Company. Executive shall undertake to perform all of Executive’s duties and responsibilities and exercise all of Executive’s powers in good faith and on a full-time basis, and shall at all times act in the course of Executive’s employment under this Agreement in the best interests of the Company. Without limiting the foregoing, Executive shall: (i) use reasonable best efforts to achieve any business objectives, operating plan goals, or performance targets established by the Company’s Board of Directors (the “Board”) or the Chief Executive Officer from time to time; (ii) implement and support any strategic, restructuring, realignment, integration, transition, or cost-reduction initiatives approved by the Board or Chief Executive Officer; (iii) maintain appropriate controls, processes and reporting within Executive’s area of responsibility; and (iv) devote Executive’s reasonable best efforts to the timely execution of the Company’s operating plan and budget as approved by the Board or Committee.

3. Primary Work Site. Executive’s primary work site for the Term shall be Atlanta, Georgia. However, Executive shall undertake such travel away from Executive’s primary work site and shall work from such temporary work sites as necessary or appropriate to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Agreement.

4. Outside Activities. Executive shall not serve on any boards of directors of, or provide services (whether as an employee or independent contractor) to, any entity other than the Company (including, for example, any for-profit, civic, or charitable organization) on or after the date the Company signs this Agreement without obtaining the written consent required by the Company’s internal compliance reporting procedures then in effect.

5. Compensation and Related Matters.

(a) Base Salary. Executive’s initial base salary shall be $300,000 per year, which shall be payable in accordance with the Company’s standard payroll practices and policies for senior executives. Executive’s base salary shall be subject to annual review and may be increased, decreased, or maintained as determined by the Board or the Compensation Committee of the Board (the “Committee”). Executive’s base salary, as may be in effect from time to time under this Agreement, shall be referred to as the “Base Salary.” Any decrease in Executive’s Base Salary shall not constitute Good Reason if such decrease is made in connection with a compensation reduction or restructuring that applies broadly to similarly situated executives.

(b) Annual Bonus. During the Term, Executive shall be eligible to be considered for a discretionary annual bonus, if any, only if annual bonuses are approved by the Board or the Committee (the “Annual Bonus”). Any Annual Bonus shall be discretionary, shall be subject to the terms of any plan, scorecard, or performance framework adopted and approved by the Board or the Committee, and may be based on Company performance, individual performance, achievement of Board- or Chief Executive Officer-approved objectives, or such other factors as the Board or the Committee determines in its sole discretion. No Annual Bonus shall be deemed earned until the Committee has formally certified the amount thereof and authorized payment, and Executive must be actively employed by the Company on the date any Annual Bonus is paid in order to be eligible to receive such payment. For the avoidance of doubt, Executive shall have no right to any Annual Bonus, including any pro-rated amount, solely by reason of Executive’s employment for any portion of a performance year. The Committee may establish, adjust, or eliminate any target bonus opportunity from time to time in its sole discretion. Any Annual Bonus that is paid shall be paid no later than two and one half (2 1⁄2) months after the end of the taxable year to which the bonus relates.

(c) Equity Compensation.

(i) Restricted Stock Units. As soon as reasonably practicable following the Effective Date, and subject to the approval of its Compensation Committee or CEO, as applicable, the Company shall grant Executive a one-time award of 90,000 restricted stock units (“RSUs”), which shall vest in installments as follows, in each case subject to Executive’s continued employment with the Company through the applicable vesting date: (i) 35,000 RSUs on the first anniversary of the Grant Date; (ii) 35,000 RSUs on the second anniversary of the Grant Date; and (iii) 20,000 RSUs on the third anniversary of the Grant Date. The RSUs shall be granted outside of the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”) as an inducement material to Executive’s entering into employment with the Company, in reliance on the employment inducement exemption under Section 303A.08 of the New York Stock Exchange Listed Company Manual, and shall be evidenced by, and subject to the terms and conditions of, a form of inducement RSU award agreement entered into by and between Executive and the Company; except as otherwise set forth in such award agreement or this Agreement, the RSUs shall be subject to the same terms and conditions as would apply to restricted stock units granted under the 2021 Plan.

(ii) Stock Options. As soon as reasonably practicable following the Effective Date, and subject to the approval of its Compensation Committee or CEO, as applicable, the Company shall grant Executive a one-time award of options to purchase 60,000 shares of the Company’s Class A Common Stock (the “Options”), with an exercise price of $10.00 per share. The Options shall vest in three equal annual installments of 20,000 shares each, on the first, second, and third anniversaries of the Grant Date, in each case subject to Executive’s continued employment with the Company through the applicable vesting date, and shall have an exercise period of two (2) years after vesting, subject to Executive’s continued employment with the Company. The Options shall be granted outside of the 2021 Plan as an inducement material to Executive’s entering into employment with the Company, in reliance on the employment inducement exemption under Section 303A.08 of the New York Stock Exchange Listed Company Manual, and shall be evidenced by, and subject to the terms and conditions of, a form of inducement stock option award agreement entered into by and between Executive and the Company; except as otherwise set forth in such award agreement or this Agreement, the Options shall be subject to the same terms and conditions as would apply to stock options granted under the 2021 Plan.

(iii) Additional Annual Grants. During the Term, Executive shall be eligible for additional annual equity compensation grants, which shall be granted at the discretion of the Committee or CEO, as applicable, in the ordinary course of the Company’s executive compensation practices. Such grants shall be made in accordance with the terms of the Company’s long-term incentive compensation plans and with such terms and conditions established by the Board or its Committee, as set forth in the applicable award agreement(s). Except as otherwise provided in this Agreement, the terms of any Company equity awards granted to Executive shall be governed by the applicable equity plan in effect at the time of any such grant(s) and the award agreement applicable to such grant(s).

(d) Employee Benefit Plans, Programs and Policies. During the Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s retirement, group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees generally at any time.

(e) Vacation and Other Similar Benefits. Executive shall accrue at least four (4) weeks of vacation during each calendar year period in the Term, which vacation time shall be taken subject to such terms and conditions as set forth in applicable policies as in effect from time to time. Executive shall also have such paid holidays, sick leave and personal and other time off as called for under the Company’s standard policies and practices for executives with respect to paid holidays, sick leave and personal and other time off as may be in effect from time to time. Vacation time that is not used during a calendar year shall be forfeited, unless otherwise required by applicable law.

(f) Business Expenses. Executive shall have the right to be reimbursed for reasonable and documented business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Agreement in accordance with the Company’s expense reimbursement policies and procedures for its senior executives as may be in effect from time to time.

6. Reasons for Termination. The Company shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time, in each case for any reason or no reason, subject to the terms of this Agreement. The date of termination of Executive’s employment will be the date specified in any notice of termination delivered from the Company to Executive (or, in the case of Executive’s resignation, from Executive to the Company), except as otherwise set forth below.

(a) Death. Executive’s employment shall terminate at Executive’s death.

(b) Disability. The Company shall have the right to terminate Executive’s employment on or after the date Executive has a Disability. The term “Disability” as used in this Agreement means any physical or mental condition which renders Executive unable even with reasonable accommodation by the Company to perform the essential functions of Executive’s job for at least a one hundred and eighty (180) consecutive day period or which makes Executive eligible to receive benefits under the Company’s long term disability plan as of the date Executive’s employment terminates.

(c) Termination by the Company. The Company may terminate Executive’s employment at any time, with or without Cause. The term “ Cause” as used in this Agreement will mean a good faith determination by the Company that any of the following has occurred:

(i) Executive is convicted of or pleads guilty or nolo contendere to any felony or any act of fraud, misappropriation or embezzlement;

(ii) Executive’s material or habitual failure to (A) meet performance standards, goals, milestones, budgets, operating plans, or objectives reasonably established by the Board or the Chief Executive Officer and communicated to Executive in writing, (B) implement any restructuring, cost-reduction, strategic, integration, transition, or operating initiative approved by the Board or the Chief Executive Officer and communicated to Executive in writing, (C) maintain appropriate controls, processes, or reporting within Executive’s areas of direct responsibility, or (D) perform his duties hereunder in all material respects (other than any such failure resulting from Executive’s Disability), in any such case, where such failure is not cured within thirty (30) days after a written demand for performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has failed to perform;

(iii) Executive engages in any act or course of conduct that Executive knows, or reasonably should know, is reasonably likely to adversely affect the Company’s right or qualification under applicable laws, rules or regulations to conduct its Business (as defined in Section 9(g));

(iv) any act or omission by Executive constituting willful misconduct or gross negligence in the performance of Executive’s duties and responsibilities under Section 2 which results in material harm to the Company;

(v) (A) Executive materially breaches any of the provisions of Section 9(b) through Section 9(g), or (B) Executive materially breaches any provision of any code of conduct adopted by the Company generally applicable to senior executives of the Company; or

(vi) Executive’s performance is grossly unsatisfactory as determined by the Board in its reasonable judgment, following written notice to Executive describing the deficiencies and providing Executive not less than thirty (30) days to demonstrate significant improvement.

(d) Resignation by Executive. Executive may terminate Executive’s employment with or without Good Reason. The term “Good Reason” as used in this Agreement will mean, without Executive’s express written consent:

(i) a material reduction in Executive’s Base Salary under Section 5(a), except in the event that such reduction is made in connection with a compensation reduction or restructuring that applies broadly to similarly situated executives;

(ii) a material diminution in Executive’s title or authority; provided, however, that no Good Reason shall exist as a result of changes in duties, responsibilities, reporting lines, organizational structure, business priorities, budget, headcount, scope, or areas of responsibility made in connection with a bona fide restructuring, integration, divestiture, sale, cost-reduction initiative, strategic pivot, or other reorganization of the Company or its affiliates, so long as Executive retains a position with substantially comparable compensation and executive-level status;

(iii) Executive is required by the Company to relocate Executive’s primary work site to a location more than fifty (50) miles from Executive’s primary work site immediately before such relocation, unless such new primary work site is closer to Executive’s primary residence than Executive’s primary work site immediately before the relocation;

(iv) the failure of any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement pursuant to Section 12; provided, however, that no Good Reason shall exist in connection with any permitted assignment to an affiliate, buyer, asset purchaser, successor, or other entity in connection with a restructuring, divestiture, merger, consolidation, sale, internal reorganization, or similar transaction if Executive’s compensation is substantially comparable immediately following such assignment; or

(v) an uncured material breach of this Agreement by the Company or its successor.

Notwithstanding the foregoing, no such act or omission will be treated as “Good Reason” under this Agreement unless (i) Executive delivers to the Company a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (ii) Executive delivers such statement before the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, (iii) Executive gives the Company a thirty (30) day period after the delivery of such statement to cure the basis for such belief, (iv) the Company fails to cure the act or omission allegedly constituting Good Reason by the end of such thirty (30)-day period, and (v) Executive actually submits Executive’s written resignation to the Company and terminates employment during the sixty (60) day period which begins immediately after the end of such thirty (30)-day cure period.

(e) Garden Leave; Transition. Notwithstanding any other provision of this Agreement, upon providing notice of termination (whether by the Company or Executive) or upon commencement of an investigation involving Executive, the Company may, in its sole discretion: (i) place Executive on paid administrative leave; (ii) remove Executive’s access to Company systems, facilities, and information; (iii) relieve Executive of some or all duties and responsibilities; (iv) require Executive to cooperate in transitioning Executive’s responsibilities to a designated successor; and (v) restrict Executive’s contact with Company employees, customers, and counterparties, in each case without such action constituting a breach of this Agreement or giving rise to Good Reason. Executive shall continue to receive Executive’s Base Salary during any such administrative leave period and any incentive equity awards received by Executive shall continue to vest during such period. Such administrative leave period shall not exceed six months.

(f) Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to automatically resign from (i) any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer, director or trustee of the Company and any of its subsidiaries, and (ii) any board to which Executive has been appointed or nominated on behalf of the Company.

(g) Garden Leave; Transition. Notwithstanding any other provision of this Agreement, upon providing notice of termination (whether by the Company or Executive) or upon commencement of an investigation involving Executive, the Company may, in its sole discretion: (i) place Executive on paid administrative leave; (ii) remove Executive’s access to Company systems, facilities, and information; (iii) relieve Executive of some or all duties and responsibilities; (iv) require Executive to cooperate in transitioning Executive’s responsibilities to a designated successor; and (v) restrict Executive’s contact with Company employees, customers, and counterparties, in each case without such action constituting a breach of this Agreement or giving rise to Good Reason. Executive shall continue to receive Executive’s Base Salary during any such administrative leave period.

7. Compensation upon Termination. This Section provides the payments and benefits to be paid or provided to Executive as a result of Executive’s termination of employment. Except as provided in this Section 7, Executive will not be entitled to anything further from the Company pursuant to this Agreement as a result of the termination of Executive’s employment, regardless of the reason for such termination. Upon any termination of Executive’s employment under this Agreement, except as otherwise provided, Executive (or Executive’s beneficiary, legal representative or estate, as the case may be, in the event of Executive’s death) will be entitled to such rights in respect of any equity awards theretofore made to Executive and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company.

(a) Resignation without Good Reason or Termination for Cause. Following the termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, the Company will pay or provide to Executive (or Executive’s estate in the event of Executive’s death) the following (together, the “Accrued Benefits”) as soon as practicable following the date of termination:

(i) any earned but unpaid Base Salary;

(ii) reimbursement for any amounts due Executive pursuant to Section 5(f) (unless such termination occurred as a result of misappropriation of funds); and

(iii) any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

(b) Termination by Company without Cause or by Executive for Good Reason (Non-Change in Control). If during the Term, the Company terminates Executive’s employment other than for Cause or a Disability, or Executive resigns for Good Reason (except as provided in Section 7(c)) or more than one (1) year after a Change in Control, the Company (in lieu of any severance pay under any severance pay plans, programs or policies) will provide the Accrued Benefits and, subject to Section 8, will pay or provide to Executive:

(i) a lump sum cash payment equal to one (1) times Executive’s annual Base Salary, as in effect on the date Executive’s employment terminates; and

(ii) no additional bonus, target bonus, or bonus-based severance amount shall be payable, except to the extent such bonus has been earned, certified by the Board or the Committee before the date of termination, and remains unpaid; and

(iii) with respect to options to purchase Company common stock or other equity or equity-based grants made to Executive under the Equity Plan: (A) for time-vested equity awards, vest a pro-rata portion of any then-unvested award, calculated based on the number of days Executive was employed during the applicable vesting period through the date of termination; (B) for performance-based awards for which the applicable performance period has not ended, determine performance based on actual results achieved at the end of the performance period and vest a pro-rata portion thereof based on the number of days Executive was employed during such performance period; and (C) treat Executive as if Executive had remained employed by the Company for ninety (90) days following the date of termination so that the time period over which Executive has the right to exercise any vested options shall be extended accordingly;

(iv) if Executive timely elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (“COBRA”), then the Company shall pay to Executive an aggregate amount in cash, at the times specified below, equal to (A) (1) to the monthly COBRA cost of such coverage, minus (2) the amount that Executive would have had to pay for such coverage if Executive had remained employed by the Company and paid the active employee rate for such coverage, multiplied by (B) twelve (12), subject to applicable withholding and payable in approximately equal installments in accordance with the Company’s ordinary payroll policies and practices then in effect, with such payments commencing with the Company’s first regular payroll that occurs after the sixtieth (60th) day following Executive’s termination date (the “COBRA Payment Period”); provided, that the first such payment shall consist of all amounts payable to Executive pursuant to this Section 7(b)(iv) between Executive’s termination date and the first payroll date to occur after the sixtieth (60th) day following Executive’s termination date; and provided, further, that (X) if Executive becomes eligible to receive group medical, dental, vision and/or prescription drug plan benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), or Executive otherwise becomes ineligible for COBRA continuation coverage, Executive shall promptly notify the Company of same, and the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise required by law; (Y) the COBRA Payment Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; and (Z) the Company-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in Executive’s income in accordance with applicable rules and regulations.

(c) Termination by Company without Cause or by Executive for Good Reason (Change in Control Related). If during the Term, the Company terminates Executive’s employment other than for Cause or a Disability, or Executive resigns for Good Reason, in each case within twelve (12) months after a Change in Control, or as set forth in Section 7(c)(iv), the Company (in lieu of any severance pay under any severance pay plans, programs or policies) will provide the Accrued Benefits and, subject to Section 8, will pay or provide to Executive:

(i) the payments and benefits set forth in Sections 7(b)(i) and 7(b)(iv);

(ii) no additional bonus, target bonus, or bonus-based severance amount shall be payable, except to the extent an Annual Bonus has been earned, certified by the Board or the Committee before the date of termination, and remains unpaid;

(iii) with respect to options to purchase Company common stock or other equity or equity-based grants made to Executive under the applicable equity plan: (A) cause each award of such equity or equity-based grants to become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of termination of Executive’s employment, and deliver promptly (but no later than 15 days) following termination of Executive’s employment any shares of common stock deliverable pursuant to restricted stock units; provided, that any outstanding performance-based awards shall be deemed earned at the greater of the target level or actual performance level through the Change in Control date (or if no target level is specified, the maximum level) with respect to all open performance periods; and (B) treat Executive as if Executive had remained employed by the Company for one (1) year following the date of termination so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such one-year period; and

(iv) notwithstanding the foregoing to the contrary, if during the one hundred eighty (180) day-period ending on a Change in Control, Executive experiences a termination of employment under Section 7(b) and the Board or the Committee determines in writing that such termination was requested by the acquirer or otherwise occurred at the direction of, or in direct anticipation of, the Change in Control, then Executive shall have the right to the benefits under Section 7(c)(iii)(A) as if such termination of employment occurred under this Section 7(c) (without duplication for any payments or benefits provided under Section 7(b)(iii)) as if the Change in Control date were the date of Executive’s termination of employment.

(d) “Change in Control” means the occurrence of any of the following events: (X) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of the members of the Board unless (1) such person is the Company or any subsidiary, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company or a subsidiary, (3) such person is Executive, an entity controlled by Executive or a group which includes Executive, or (4) such person acquired such securities in a Non-Qualifying Transaction (as defined below); (Y) any dissolution or liquidation of the Company or any sale or the disposition of all or substantially all of the assets or business of the Company; or (Z) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving the Company, unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of the Board immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction, and (2) each such person beneficially owns such securities in substantially the same proportion as immediately before the consummation of such transaction. Any transaction which satisfies all of the criteria specified in (1) and (2) above will be deemed to be a “Non-Qualifying Transaction.”

(e) Termination for Disability or Death. In the event Executive’s employment is terminated during the Term for Disability pursuant to Section 6(b) or due to Executive’s death, Executive (or Executive’s beneficiary, legal representative or estate) will be entitled to the Accrued Benefits.

8. Release. As a condition to the Company’s making any payments to Executive after Executive’s termination of employment under this Agreement (other than the Accrued Benefits and the compensation earned before such termination and the benefits due under the Company’s employee benefit plans without regard to the terms of this Agreement), Executive or, if Executive is deceased, Executive’s estate shall execute and not revoke, within fifty-five (55) days following Executive’s termination of employment, a separation agreement and release in a form provided by the Company and as may be in use from time to time, which may include, without limitation, a general release of claims, reaffirmation of restrictive covenants, confidentiality obligations, return-of-property obligations, cooperation obligations, non-disparagement obligations subject to legally required carveouts, and other customary separation covenants. The Company shall provide such payments or benefits, if applicable, promptly after Executive (or Executive’s estate) delivers such release to the Company and such release becomes irrevocable, but no later than sixty (60) days after the date of Executive’s termination of employment. Notwithstanding the foregoing, all severance payments and accelerated or continued equity vesting under Section 7 shall be subject to forfeiture, cessation, and repayment to the Company if Executive (i) breaches any restrictive covenant set forth in Section 9, (ii) fails to comply with any cooperation obligation under Section 9(j), (iii) revokes or materially breaches the release required under this Section 8, or (iv) is later determined to have engaged in conduct constituting Cause, whether discovered before or after the date of termination. The Company’s right to seek repayment under this Section shall survive termination of this Agreement.

9. Covenants by Executive.

(a) Compliance with Law, Regulation, and Company Policies. Executive agrees to comply with all applicable laws, regulations and Company policies and codes of conduct as may be in effect from time to time and that may apply to Company or Executive, including without limitation the Company Global Code of Business Conduct.

(b) The Company’s and Affiliates’ Property. Upon the termination of Executive’s employment for any reason or, if earlier, upon the Company’s request, Executive shall promptly return all Property which had been entrusted or made available to Executive by the Company and each of its affiliates and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property. “Property” means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cell phones, smart phones, credit cards, access cards, identification cards, company cars and other tangible personal property of any kind or description.

(c) Trade Secrets. Executive agrees that Executive will hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, and will not directly or indirectly use or disclose to any person not authorized by the Company, any Trade Secret of the Company or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by the Company or its affiliates for so long as such information remains a Trade Secret. “Trade Secret” means information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (A) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts by the Company and its affiliates that are reasonable under the circumstances to maintain its secrecy. This Section 9(c) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of trade secrets. Notwithstanding anything in this Agreement, Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding and does not disclose the trade secret, except pursuant to court order.

(d) Confidential Information. Executive, while employed under this Agreement and thereafter, shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not directly or indirectly use or disclose to any person not authorized by the Company, any Confidential Information of the Company or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) before, during the term of, and in the course of, or as a result of Executive’s employment by the Company or its affiliates. “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or its affiliates relating to their businesses (not otherwise included in the definition of a Trade Secret under this Agreement), including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, policies, operational methods, marketing plans or strategies, contracts, products, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, database technologies, systems, structures and architectures, know-how, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, designs, reports, specifications, future business plans, business development, costs, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or its affiliates. This Section 9(d) is intended to provide rights to the Company and its affiliates which are in addition to, not in lieu of, those rights the Company and its affiliates have under the common law or applicable statutes for the protection of confidential information. For the avoidance of doubt, nothing in this Agreement shall impair Executive’s right to: (i) disclose information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall, to the extent legally permitted, provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee; (ii) report possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Employee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Employee has made such reports or disclosures; (iii) disclose information about a dispute involving a nonconsensual sexual act or sexual contact (including when the victim lacks capacity to consent), or a dispute relating to conduct that is alleged to constitute sexual harassment under applicable law; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (v) disclose factual information related to any future claim of discrimination to law enforcement, the Equal Employment Opportunity Commission, the state division of human rights, a local commission on human rights, or an attorney retained by Executive.

(e) Intellectual Property Rights. Executive hereby agrees that all Intellectual Property conceived, invented, developed and/or reduced to practice by Executive, alone or jointly with others, during Executive’s employment with the Company or its affiliates is the exclusive property of the Company, regardless of whether such Intellectual Property falls within the scope of Executive’s employment with the Company or its affiliates. Executive hereby agrees that all Intellectual Property shall be considered a Work Made For Hire pursuant to 17 U.S.C. § 101 and all rights, titles and interests therein shall vest exclusively with the Company, and to the extent that any Intellectual Property shall not qualify as a Work Made For Hire, Executive hereby assigns and agrees to assign to the Company all of Executive’s right, title and interest in such Intellectual Property and agrees to assist the Company, at the Company’s expense, to obtain patents, copyright and trademark registrations for Intellectual Property, to execute and deliver all documents and do any and all things necessary and proper on Executive’s part to obtain such patents and copyright and trademark registrations and to execute specific assignments and other documents for such Intellectual Property as may be considered necessary or appropriate by the Company at any time during or after Executive’s employment with the Company or its affiliates. This Section 9(e) does not apply to any invention that Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, Confidential Information, Trade Secrets, know-how or proprietary information, unless the invention either (a) relates at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) results from any work performed by Executive for the Company or its affiliates. Executive will not place Intellectual Property in the public domain or disclose any inventions to third parties without the prior written consent of the Company. “Intellectual Property” shall include without limitation all inventions, ideas, discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, domain names, trademark applications and service mark applications, registered and unregistered copyrights (including without limitation databases and other compilations of information), Confidential Information, Trade Secrets and know-how, including processes, schematics, business methods, formulae and computer software programs, and all other intellectual property, property and proprietary rights that, in the Company’s sole discretion, could be used within the scope of the Company’s business.

(f) Nonsolicitation of Customers or Employees.

(i) Customers. Executive, while employed under this Agreement and thereafter during the Restricted Period, shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with the Company or its affiliates any customers of the Company or its affiliates with whom Executive had contact during the one-year period preceding Executive’s date of termination of employment with the Company or its affiliates or about which Executive learned Confidential Information during Executive’s employment with the Company or its affiliates. “Restricted Period” means the one (1) year period after the termination of Executive’s employment without regard to the reason for Executive’s termination of employment.

(ii) Employees. Executive, while employed under this Agreement and thereafter during the Restricted Period, shall not, either directly or indirectly, within the Restricted Territory, call on, solicit or attempt to induce any other officer, employee or independent contractor of the Company or its affiliates with whom Executive had contact at any time during Executive’s employment with the Company or its affiliates, to terminate his or her employment or business relationship with the Company or its affiliates and shall not assist any other person or entity in such a solicitation.

(g) Non-Compete. Executive and the Company agree that (i) the Company (which expressly includes, for purposes of this Section 9(g), its successors, assigns, and direct and indirect subsidiaries) is presently engaged in trading services for digital assets (it being understood that “digital assets” includes without limitation cryptocurrencies (including stablecoins) and fiat currencies), neobanking, and digital asset-powered payment and remittance (such businesses, together with the other businesses, products, and services included within the meaning of “Business” as defined below, herein being collectively and without limitation referred to as the “Business”), (ii) the Company is one of a limited number of entities that have developed such a Business, (iii) Executive is, and is expected to continue to be during the Term, intimately involved in the Business wherever it operates, and Executive will have access to certain confidential, proprietary information of the Company, (iv) this Section 9(g) is intended to provide fair and reasonable protection to the Company in light of the unique circumstances of the Business and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 9(g). Executive therefore agrees that Executive shall not while employed with this Agreement and thereafter during the Restricted Period, within the Restricted Territory, assume or perform, directly or indirectly, any responsibilities and duties that are substantially similar to those Executive performs for the Company on the date Executive executes this Agreement for or on behalf of, or act as a management consultant or strategic consultant for or on behalf of, or own, control or loan money to, any other corporation, partnership, venture, or other business entity that engages in the Business; provided, however, that Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as Executive is only a passive investor and is not actively involved in such company in any way that is inconsistent with this Section 9(g). “Business” means, collectively and without limitation, (i) with respect to any conduct occurring while Executive is employed by the Company, all businesses, products, and services that the Company or any of its then-existing affiliates conducts, provides, or offers, or plans or has taken steps to conduct, provide, or offer, at any time during the Term (including, without limitation, the businesses, products, and services described in clause (i) above); and (ii) with respect to any conduct occurring after the termination of Executive’s employment, all businesses, products, and services that the Company or any of its affiliates conducted, provided, or offered, or planned or had taken steps to conduct, provide, or offer, in each case as of the Snapshot Date. “Snapshot Date” means the date of termination of Executive’s employment. “Restricted Territory” means (A) the United States of America, and (B) any other territory where the Company or any of its then-existing affiliates conducts, or plans or has taken steps to conduct, the Business at any time during the Term (with respect to conduct occurring while Executive is employed by the Company) or conducted, or planned or had taken steps to conduct, the Business as of the Snapshot Date (with respect to conduct occurring after the termination of Executive’s employment).

(h) Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this Section 9 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable and necessary to protect the Company’s and its affiliates’ legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Section 9.

(i) Remedy for Breach. Executive agrees that the remedies at law for the Company for any actual or threatened breach by Executive of the covenants in this Section 9 would be inadequate and that the Company shall be entitled to specific performance of the covenants in this Section 9, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 9, or both, or other appropriate judicial remedy, writ or order, without requirement of posting a bond or other security, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this Section 9 shall be construed as agreements independent of any other provision of this or any other agreement between the Company and Executive, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

(j) Post-Termination Cooperation. Following any termination of Executive’s employment, Executive shall cooperate fully with the Company and its affiliates, at the Company’s reasonable request, in connection with: (i) any SEC filings, financial restatements, audits, or regulatory inquiries in which Executive was involved or has relevant knowledge; (ii) any governmental or regulatory investigation or proceeding relating to the Company’s business; (iii) any litigation or dispute resolution proceeding to which the Company or its affiliates is or may become a party; and (iv) any transition of Executive’s responsibilities and knowledge transfer to Executive’s successor. The Company shall use commercially reasonable efforts to accommodate Executive’s personal and professional commitments when scheduling cooperation obligations and shall reimburse Executive for documented and reasonable out-of-pocket expenses incurred in connection with such cooperation and, if such cooperation exceeds an aggregate of forty (40) hours, shall pay Executive for such cooperation at an hourly rate equal to an hourly equivalent of his Base Salary as of termination. This Section 9(j) shall survive termination of Executive’s employment and expiration of this Agreement.

10. No Waiver. Except for the notice described in Section 19(a), no failure by either the Company or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provisions or conditions of this Agreement.

11. Choice of Law and Courts. This Agreement shall be governed by Georgia law, and (subject to Section 16) any action that may be brought by either the Company or Executive involving the enforcement of this Agreement or any rights, duties, or obligations under this Agreement, shall be brought exclusively in the state or federal courts sitting in Atlanta, Georgia, and Executive consents and waives any objection to personal jurisdiction and venue in these courts for any such action.

12. Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to all or substantially all of the business or assets of the Company. The Company may assign this Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive’s employment under this Agreement, and references to “the Company” shall also be deemed to refer to any such affiliate or successor. For the avoidance of doubt, the assignment of this Agreement to an affiliate, buyer, asset purchaser, or successor entity in connection with a restructuring, divestiture, merger, or internal reorganization shall not constitute Good Reason under Section 6(d) if the successor or assignee provides Executive with compensation and benefits substantially comparable to those provided by the Company immediately prior to such assignment. Executive’s rights and obligations under this Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Executive shall be null, void, and of no legal effect.

13. Entire Agreement. This Agreement replaces and supersedes any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with the Company, and this Agreement constitutes the entire agreement of the Company and Executive with respect to such terms and conditions.

14. Amendment. Except as provided in Section 15, no amendment or modification to this Agreement shall be effective unless it is in writing and signed by an authorized representative of the Company and by Executive.

15. Severability. If any provision of this Agreement (including but not limited to any covenant contained in Section 9) shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Agreement, as may be required under applicable law, and this Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

16. Arbitration. The Company shall have the right to obtain an injunction or other equitable relief arising out of Executive’s breach of the provisions of Section 9 of this Agreement. However, any other controversy or claim arising out of or relating to this Agreement or any alleged breach of this Agreement, or any other claim arising out of or relating to Executive’s employment by the Company, shall be settled by binding arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes, and a judgment upon the arbitration award may be entered by any court of competent jurisdiction. The arbitration shall be conducted by a single arbitrator selected in accordance with the applicable rules of the American Arbitration Association. The arbitrator shall be empowered to award any category of damages that would be available to the parties under applicable law. The Company shall be responsible for paying the reasonable fees of the arbitrator, unless the fees are otherwise allocated by the arbitrator consistent with applicable law.

Initials of the parties expressly assenting to the arbitration provision in Section 16:

Executive’s initials	Initials of the Company representative

17. Executive’s Legal Fees and Expenses. The Company shall have no obligation under the terms of this Agreement to reimburse Executive for any of Executive’s legal fees or expenses for any claims related to or under this Agreement, including any claims related to a Change in Control, except to the extent required by applicable law. In any dispute regarding Executive’s rights under Section 7(c), the court or arbitrator may award reasonable attorneys’ fees and costs only to the prevailing party to the extent permitted by applicable law and the applicable rules of the forum.

18. Representations. Executive represents and warrants to the Company that Executive is under no contractual or other binding legal restriction which would prohibit Executive from entering into and performing under this Agreement or that would limit the performance of Executive’s duties under this Agreement.

19. Miscellaneous.

(a) Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail or overnight courier. Notices to the Company shall be sent to 3280 Peachtree Road, Suites 7-128 to 7-132, Atlanta, Georgia 30305, Attention: General Counsel. Notices and communications to Executive shall be sent to the address Executive most recently provided to the Company.

(b) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. An electronic signature is a permissible means of executing this Agreement.

(c) Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference to a “section” shall be to a section of this Agreement absent an express statement to the contrary.

(d) Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of payment. To the extent Executive would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the first day of the seventh month following Executive’s date of termination, a change in ownership or effective control of the Company (within the meaning of Section 409A) or Executive’s death. In addition, any payment or benefit due upon a termination of Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to Executive only upon a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h). To the extent applicable, each payment made under this Agreement shall be deemed to be a separate payment, amounts payable under Section 7 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through 1.409A-6. Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of Executive’s second taxable year following Executive’s taxable year in which the “separation from service” occurs; and provided further that such expenses shall be reimbursed no later than the last day of Executive’s third taxable year following the taxable year in which Executive’s “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(e) Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation or as permissible under the Company’s standard payroll practices and policies for senior executives.

(f) Clawback; Recoupment. Notwithstanding anything to the contrary in this Agreement, all incentive compensation, equity awards, bonuses, severance payments, and other compensation paid or payable to Executive under this Agreement or otherwise are subject to: (i) the Company’s incentive compensation recoupment policy, as may be in effect from time to time; (ii) any clawback or recoupment policy adopted by the Company pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or related SEC or NYSE rules; (iii) any clawback policy adopted by the Company in connection with misconduct or restatement of financial results; and (iv) any other clawback, forfeiture, or recoupment policy required by applicable law, regulation, or listing standards, as in effect from time to time. Executive acknowledges and agrees that the Company may recover previously paid compensation in accordance with any such policy, and that this Section 19(f) shall survive any termination of this Agreement.

(signatures appear on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

BAKKT, INC.		EXECUTIVE

By:	/s/ Marc D’Annunzio	By:	/s/ Matthew White
Name:	Marc D’Annunzio	Name:	Matthew White
Title:	General Counsel & Secretary

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